Exhibit 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ·  400 N. Sam Houston Parkway E., Suite 400  ·  Houston, TX  77060-3500  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release                                                                                                                                                           10-014

Date:           October 27, 2010                                                                Contact:   Tony Tripodo (Chief Financial Officer)

Helix Reports Third Quarter 2010 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported net income of $26.2 million, or $0.25 per diluted share, for the third quarter of 2010 compared with net income of $3.9 million, or $0.04 per diluted share, for the same period in 2009, and a net loss of $85.6 million, or $(0.82) per diluted share, in the second quarter of 2010.  The net loss for the nine months ended September 30, 2010 was $77.3 million, or $(0.74) per diluted share, compared with net income of $157.6 million, or $1.48 per diluted share, for the nine months ended September 30, 2009.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our third quarter operating results reflected a sharp increase in revenues, which led to a marked improvement in bottom line results. High vessel utilization, combined with the deployment of the Helix Producer I (“HP I”) for Macondo spill containment, more than offset losses incurred on first-time jobs performed by our two newest vessels, the Caesar and the Normand Clough. Furthermore, as we noted in our recent press release, we commenced production in our Phoenix field last week. This marks a major milestone for Helix: a journey that began with the acquisition of the Typhoon field in 2006 after destruction of the infrastructure caused by Hurricane Rita and our subsequent construction of the HP I. It is also worth noting that we generated a fair amount of free cash flow during the quarter as our total liquidity increased to nearly $700 million at September 30, 2010.”

Second quarter 2010 results included the following items on a pre-tax basis:

·
Non-cash impairment charges of $159.9 million reflecting a reduction in carrying values of oil and gas properties following reductions of reserve estimates primarily associated with reassessment of certain fields’ economics.

The net impact of the impairments in the second quarter, after income taxes, was $1.00 per diluted share.

Third quarter 2009 results included the following items on a pre-tax basis:
·	A $17.9 million gain from sale of 23.2 million shares of Cal Dive common stock.
·	A $10.4 million charge associated with a weather derivative contract entered into in July 2009 to mitigate against possible losses during the 2009 hurricane season.

The net impact of these items in the third quarter of 2009, after income taxes, was $0.07 per diluted share.

* * * * *

Summary of Results (1) (2)

(in thousands, except per share amounts and percentages, unaudited)

	Quarter Ended			Nine Months Ended
	September 30		June 30	September 30
	2010	2009	2010	2010	2009
Revenues	$392,669	$216,025	$299,262	$893,501	$1,281,639

Gross Profit (Loss):
Operating (3)	$87,891	$5,058	$66,216	$191,241	$367,056
	22%	2%	22%	21%	29%
Oil and Gas Impairments (4)	(897)	(1,537)	(159,862)	(171,871)	(64,610)

Exploration Expense	(442)	(904)	(1,172)	(1,780)	(2,863)
Total	$86,552	$2,617	$(94,818)	$17,590	$299,583

Net Income (Loss) Applicable to Common Shareholders (5)	$26,161	$3,895	$(85,551)	$(77,281)	$157,564

Diluted Earnings (Loss) Per Share	$0.25	$0.04	$(0.82)	$(0.74)	$1.48

Adjusted EBITDAX (6)	$143,072	$38,306	$130,539	$335,016	$431,520

Segment Information, Operational and Financial Highlights (1)
(in thousands, unaudited)
	Three Months Ended
	September 30,		June 30,
	2010	2009	2010
Revenues:
Contracting Services	$238,531	$175,091	$202,317
Production Facilities	74,458	1,141	21,391
Oil and Gas	95,566	63,715	102,586
Intercompany Eliminations	(15,886)	(23,922)	(27,032)
Total	$392,669	$216,025	$299,262

Income (Loss) from Operations:
Contracting Services	$31,015	$22,199	$43,781
Production Facilities	44,520	(1,388)	12,977
Oil and Gas (2)	(3,206)	(23,599)	3,609
Gain on Oil and Gas DerivativeCommodity Contracts	161	4,598	2,482
Oil and Gas Impairments (3)	(897)	(1,537)	(159,862)
Exploration Expense	(442)	(904)	(1,172)
Corporate	(10,767)	(12,067)	(12,597)
Intercompany Eliminations	(286)	(1,971)	(6,114)
Total	$60,098	$(14,669)	$(116,896)
Equity in Earnings of Equity Investments	$6,221	$13,385	$1,656

Note: Footnotes listed at end of press release.

Contracting Services

o
Subsea Construction and Robotics revenues increased in the third quarter of 2010 compared to the second quarter of 2010 attributable to the Caesar being in service for a full quarter on its first pipelay contract, and full utilization of the Express on contract with BP. Overall our utilization rate for our owned and chartered vessels increased to 97% in the third quarter of 2010 from 74% in the second quarter of 2010. Further, Robotics utilization improved to 68% in the third quarter of 2010 from 61% in the second quarter of 2010. Finally, intercompany revenue eliminations associated with internal vessel utilization continued to decrease in the third quarter of 2010 as we have substantially completed our own oil and gas development projects.

o
Well Operations revenues in the third quarter of 2010 were comparable to the second quarter of 2010 despite lower overall utilization (83% compared to 98%). The Q4000 was on contract to BP for Macondo oil spill containment efforts the entire third quarter. The Well Enhancer, our newest North Sea vessel, underwent a capital upgrade to install coiled tubing capabilities and was out of service for 61 days in the third quarter. The upgrade was completed in October 2010 and the vessel has returned to work. Further, our Asia/Pacific region commenced its first field abandonment contract in China in the third quarter of 2010 with our chartered vessel, the Normand Clough.

o
Gross profit margins for our Contracting Services business were 18% in the third quarter of 2010 compared to 25% in the second quarter of 2010. Gross profit margins in the third quarter were negatively impacted by vessel and project start up issues on the Caesar, as well as the longer than expected duration of our field abandonment contract offshore China utilizing the Normand Clough.

Production Facilities

o
The HP I, our dynamically positioned floating production unit, was also was on contract to BP to assist in the oil spill containment efforts in the Gulf of Mexico for the entire third quarter of 2010. The HP I completed its contract with BP and mobilized back to our Phoenix field in October. Production from the Phoenix field commenced on October 19, 2010.

Oil and Gas

o
Oil and Gas revenues decreased in the third quarter of 2010 compared to the second quarter of 2010 due to lower production. Production in the third quarter of 2010 totaled 10.4 Bcfe compared to 11.9 Bcfe in the second quarter of 2010.

o
The average prices realized for natural gas, including the effect of settled natural gas hedge contracts, totaled $6.13 per thousand cubic feet of gas (Mcf) in the third quarter of 2010 compared to $6.10 per Mcf in the second quarter of 2010. For oil, including the effects of settled hedge contracts, we realized $73.63 per barrel in the third quarter of 2010 compared to $72.59 per barrel in the second quarter of 2010.

o
Our October oil and gas production rate averaged 125 million cubic feet of natural gas equivalent per day (MMcfe/d) through October 26, 2010 compared, to an average of 113 MMcfe/d in the third quarter of 2010 and an average of 131 MMcfe/d in the second quarter of 2010.

o
Our third quarter 2010 oil and gas results included a $9.4 million charge associated with a weather derivative contract entered into in July 2010 to mitigate possible losses during the 2010 hurricane season. The derivative contract was purchased in lieu of traditional windstorm insurance coverage. The third quarter charge of $9.4 million was $6.4 million higher than if the cost of the weather derivative contract was charged to expense evenly over a twelve month period similar to a traditional insurance premium.

o
At September 30, 2010, we have oil and gas hedge contracts in place for approximately 6.1 Bcf of natural gas and 938 thousand barrels of oil representing essentially all of our forecasted production for the remainder of 2010. We also have entered into oil and gas hedge contracts for 2011 totaling 22.3 Bcfe (2.4 million barrels of oil and 8.1 Bcf of gas).

Other Expenses

o	Selling, general and administrative expenses were 6.8% of revenue in the third quarter of 2010, 8.2% in the second quarter of 2010, and 10.1% in the third quarter of 2009.

o
Net interest expense and other decreased to $21.4 million in the third quarter of 2010 from $22.2 million in the second quarter of 2010. Net interest expense increased to $25.5 million in the third quarter of 2010 compared with $20.5 million in the second quarter of 2010. The increase in net interest expense resulted primarily from a reduction of $3.8 million in capitalized interest from the second quarter of 2010 to the third quarter of 2010, which was attributable to the completion of our significant capital projects. Also, we incurred foreign exchange gains related to the appreciation in our non-U.S. dollar functional currencies and foreign exchange currency contracts totaling $4.3 million in the third quarter of 2010 compared to foreign exchange losses of $1.7 million in the second quarter of 2010.

Financial Condition and Liquidity

o
Consolidated net debt at September 30, 2010 decreased to $1.03 billion from $1.09 billion at June 30, 2010. We had no borrowings under our revolver. Our total liquidity at September 30, 2010 was approximately $700 million, consisting of cash on hand of $325 million and revolver availability of $374 million. Net debt to book capitalization as of September 30, 2010 was 43%.  (Net debt to book capitalization is a non-GAAP measure.  See reconciliation attached hereto.)

o	As of September 30, 2010, we were in compliance with our covenants under our various loan agreements.
o
We incurred capital expenditures (including capitalized interest) totaling $31 million in the third quarter of 2010, compared to $37 million in the second quarter of 2010 and $87 million in the third quarter of 2009.

Footnotes to “Summary of Results”:

(1)
Results of Helix RDS Limited, our former reservoir consulting business, included as discontinued operations for all periods presented in our comparative condensed consolidated statements of operations.

(2)
Results of Cal Dive, our former Shelf Contracting business, were consolidated through June 10, 2009, at which time our ownership interest dropped below 50%. Our remaining interest was accounted for under the equity method of accounting through September 23, 2009. Subsequent to September 23, 2009, our investment in Cal Dive was accounted for as an available for sale security.

(3)
Included $9.4 million of expense related to a weather derivative contract and $0.9 million of hurricane-related costs in the third quarter of 2010. Included $10.4 million of expense related to a weather derivative contract and $5.1 million of hurricane-related costs in the third quarter of 2009.

(4)	Second quarter 2010 oil and gas impairments of $159.9 million related to the reduction of the carrying values of certain oil and gas properties due to reserve revisions.
(5)	Nine months ended September 30, 2010 included a $17.5 million settlement of litigation related to the termination of a 2007 international construction contract.
(6)	Non-GAAP measure. See reconciliation attached hereto.

Footnotes to “Segment Information, Operational and Financial Highlights”:

(1)
Results of Helix RDS Limited, our former reservoir consulting business, were included as discontinued operations for all periods presented in our comparative condensed consolidated statements of operations.

(2)
Included $9.4 million of expense related to a weather derivative contract and $0.9 million of hurricane-related costs in the third quarter of 2010. Included $10.4 million of expense related to a weather derivative contract and $5.1 million of hurricane-related costs in the third quarter of 2009.

(3)	Second quarter 2010 oil and gas impairments of $159.9 million related to reduction of the carrying values of certain oil and gas properties due to reserve revisions.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly conference call to review its third quarter 2010 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com).  The call, scheduled for 9:00 a.m. Central Daylight Time on Thursday, October 28, 2010, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the call via telephone may join the call by dialing 800 734 8582 (Domestic) or 1 212 231 2905 (International).  The pass code is Tripodo.  A replay will be available from the Audio Archives page on Helix’s website until February 24, 2011.

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.  That business unit is a prospect generation, exploration, development and production company.  Employing our own key services and methodologies, we seek to lower finding and development costs, relative to industry norms.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDAX, net debt and net debt to book capitalization.  We calculate Adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expense.  Further, we do not include earnings from our interest in Cal Dive in any periods presented in our Adjusted EBITDAX calculation.  Net debt is calculated as the sum of financial debt less cash and equivalents on hand.  Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity.  These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period.  Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions which are excluded.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; employee management issues; uncertainties inherent in the exploration for and development of oil and gas and in estimating reserves; complexities of global political and economic developments; geologic risks, volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the company's Annual Report on Form 10-K for the year ending December 31, 2009 and any subsequent Quarterly Report on Form 10-Q, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

			Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(in thousands, except per share data)			2010	2009	2010	2009
			(unaudited)		(unaudited)

Net revenues:
Contracting services			$ 297,103	$ 152,310	$ 604,634	$ 967,751
Oil and gas			95,566	63,715	288,867	313,888
			392,669	216,025	893,501	1,281,639
Cost of sales:
Contracting services			211,634	127,402	438,008	765,602
Oil and gas			93,586	84,469	266,032	151,844
Oil and gas impairments			897	1,537	171,871	64,610
			306,117	213,408	875,911	982,056

Gross profit			86,552	2,617	17,590	299,583
Gain on oil and gas derivative commodity contracts			161	4,598	2,643	83,328
Gain on sale of assets, net			13	-	6,246	1,773
Selling and administrative expenses			(26,628)	(21,884)	(91,675)	(102,609)
Income (loss) from operations			60,098	(14,669)	(65,196)	282,075
Equity in earnings of equity investments			6,221	13,385	12,932	27,152
Gain on subsidiary equity transaction			-	17,901	-	77,343
Net interest expense and other			(21,407)	(10,306)	(64,782)	(39,969)
Income (loss) before income taxes			44,912	6,311	(117,046)	346,601
Provision for (benefit of) income taxes			17,965	4,468	(41,962)	126,196
Income (loss) from continuing operations			26,947	1,843	(75,084)	220,405
Discontinued operations, net of tax			-	3,021	(44)	10,303
Net income (loss), including noncontrolling interests			26,947	4,864	(75,128)	230,708
Less: net income applicable to noncontrolling interests			(776)	(844)	(2,049)	(19,017)
Net income (loss) applicable to Helix			26,171	4,020	(77,177)	211,691
Preferred stock dividends			(10)	(125)	(104)	(688)
Preferred stock beneficial conversion charges			-	-	-	(53,439)
Net income (loss) applicable to Helix common shareholders			$ 26,161	$ 3,895	$ (77,281)	$ 157,564

Weighted Avg. Common Shares Outstanding:
Basic			104,090	101,282	103,772	97,831
Diluted			105,307	101,334	103,772	105,868

Basic earnings (loss) per share of common stock:
Continuing operations			$0.25	$0.01	($0.74)	$1.49
Discontinued operations			-	0.03	-	0.10
Net income (loss) per share of common stock			$0.25	$0.04	($0.74)	$1.59

Diluted earnings (loss) per share of common stock:
Continuing operations			$0.25	$0.01	($0.74)	$1.38
Discontinued operations			-	0.03	-	0.10
Net income (loss) per share of common stock			$0.25	$0.04	($0.74)	$1.48

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Sept. 30, 2010	Dec. 31, 2009	(in thousands)		Sept. 30, 2010	Dec. 31, 2009
	(unaudited)				(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$ 325,480	$ 270,673	Accounts payable		$ 165,484	$ 155,457
Accounts receivable	218,221	172,678	Accrued liabilities		197,966	200,607
Other current assets	125,575	122,209	Current mat of L-T debt (1)		10,845	12,424

Total Current Assets	669,276	565,560	Total Current Liabilities		374,295	368,488

Net Property & Equipment:			Long-term debt (1) (2)		1,346,698	1,348,315
Contracting Services	1,491,193	1,470,582	Deferred income taxes		398,649	442,607
Oil and Gas	1,139,585	1,393,124	Asset retirement obligations		163,372	182,399
Equity investments	187,112	189,411	Other long-term liabilities		7,569	4,262
Goodwill	79,093	78,643	Convertible preferred stock (1)		1,000	6,000
Other assets, net	79,000	82,213	Shareholders' equity (1)		1,353,676	1,427,462
Total Assets	$ 3,645,259	$ 3,779,533	Total Liabilities & Equity		$ 3,645,259	$ 3,779,533

(1)	Net debt to book capitalization - 43% at September 30, 2010. Calculated as total debt less cash and equivalents ($1,032,063)
divided by sum of total net debt, convertible preferred stock and shareholders' equity ($2,386,739).
(2)	Reflects impact of retrospective adoption of accounting standard which required bifurcation of Helix's convertible senior notes between debt and equity components. Impact on September 30, 2010 and December 31, 2009 was a reduction in debt totaling
$20.7 million and $26.9 million, respectively.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Nine Months Ended September 30, 2010

Earnings Release:

Reconciliation From Net Income to Adjusted EBITDAX:

	3Q10	3Q09	2Q10	2010	2009
	(in thousands)

Net income (loss) applicable to common shareholders	$ 26,161	$ 3,895	$ (85,551)	$ (77,281)	$ 157,564
Non-cash impairment	897	533	159,862	171,871	19,794
(Gain) loss on asset sales	(13)	(17,869)	41	(6,219)	(87,892)
Preferred stock dividends	10	125	34	104	54,127
Income tax provision (benefit)	17,965	1,415	(52,366)	(41,964)	116,281
Net interest expense and other	21,385	10,192	22,144	64,708	36,561
Depreciation and amortization	76,225	46,315	85,203	222,017	188,513
Exploration expense	442	904	1,172	1,780	2,863

Adjusted EBITDAX (including Cal Dive)	$ 143,072	$ 45,510	$ 130,539	$ 335,016	$ 487,811

Less: Previously reported contribution from Cal Dive	$ -	$ (7,204)	$ -	$ -	$ (56,291)

Adjusted EBITDAX	$ 143,072	$ 38,306	$ 130,539	$ 335,016	$ 431,520

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. Further, we do not include earnings from our interest in Cal Dive in any periods presented in our adjusted EBITDAX calculation.
These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended September 30, 2010

Earnings Release:

Reconciliation of unusual items:

	2Q10	3Q09
	(in thousands, except per share data)

Non-cash property impairments and other charges:
Property impairments	$ 159,862	$ -
Gain on acquisition or asset sales	-	(17,901)
Weather derivative contract	-	7,084
Tax (benefit) provision associated with above	(55,952)	3,805
Non-cash property impairments and other charges, net:	$ 103,910	$ (7,012)

Diluted shares	104,125	101,334
Net after income tax effect per share	$ 1.00	$ (0.07)